Exhibit 99.1

  ABAXIS Reports Record Financial Results for the Third Quarter of Fiscal 2004

   Record Quarterly Reagent Disc Sales of 591,000 Units As Total Quarterly
                    Revenues up 45% From Prior Year Period

    UNION CITY, Calif., Jan. 29 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported record financial results for its third fiscal quarter ended December 31, 2003.

    Highlights for the third fiscal quarter of fiscal 2004 include:

    -- Quarterly revenues of $12.3 million, the fourth consecutive quarter of revenues exceeding $10 million and a 45% increase over the same period last year.
    -- Diluted earnings per share of $0.05 for the quarter ended December 31, 2003, compared to a diluted income per share of $0.01 in the same period last year.
    -- U.S. sales of $10.4 million, a 47% increase over the same period last year.
    -- International sales of $1.8 million, a 33% increase over the same period last year.
    --  Medical sales of $2.1 million, representing 17% of total revenues.
    -- Recurring reagent disc and HMT reagent revenue of $7.2 million, a 30% increase over the same period last year.
    -- Record reagent disc sales of 591,000 units, resulting in the sixth consecutive quarter of record reagent disc sales.
    -- Record medical reagent disc sales of 53,000 units, a 194% increase over the same period last year.
    -- Record veterinary reagent disc sales of 538,000 units, a 21% increase over the same period last year.

    Quarterly Results: For the third fiscal quarter, Abaxis reported record total revenues of $12.3 million, as compared with revenues of $8.5 million for the comparable period last year, an increase of 45 percent. The Company reported diluted net income per share of $0.05 (calculated based on 21,534,000 shares) compared to a diluted net income per share of $0.01 (calculated based on 17,148,000 shares) for the same period last year.
    Net income before accrued preferred dividends and accretion of the value attributable to the beneficial conversion feature of previously issued preferred stock for the quarter was $1,173,000 compared to $365,000 for the same period last year, an increase of $808,000. The increases in revenue and net income before accrued preferred dividends and accretion of the value attributable to the beneficial conversion feature of preferred stock were the result of record instrument placements and reagent disc sales, representing increases of 70 percent and 29 percent, respectively, over the same period last year.

    Nine Months Results: For the nine-month period ended December 31, 2003, Abaxis reported total revenues of $34.1 million, as compared with revenues of $24.6 million for the comparable period last year, an increase of 39 percent. Net income before accrued preferred dividends and accretion of the value attributable to the beneficial conversion feature of preferred stock for the third fiscal quarter was $3,102,000, as compared to $771,000 for the same period last year, an increase of $2,331,000. The Company reported diluted net income per share of $0.14 (calculated based on 19,728,000 shares) compared to a diluted net loss per share of $(0.02) (calculated based on 16,576,000 shares).

    Other Reported Information: Recurring reagent disc and HMT reagent revenue for the third fiscal quarter was $7.2 million, up 30 percent over the $5.6 million reported in the same period last year. During the quarter, the Company sold 591,000 medical and veterinary reagent discs, an increase of 27 percent compared to 464,000 medical and veterinary reagent discs sold during the same period last year. The Company sold 2,990 veterinary HMT reagent kits during the quarter, up 37 percent compared to 2,184 HMT reagent kits sold for the same period last year.
    "We are very pleased with the results of the quarter," commented Clint Severson, chairman, president and chief executive officer. We had strong revenue growth domestically, internationally and from all product lines. In addition to strong operating results, net income also benefited from the conversion of Series D and E Preferred Shares into Common Shares during the quarter. While outstanding common shares increased by 11 percent as a result of the conversion and warrant and option exercises, we were, nevertheless, able to report significant earnings per share increases for both the quarter and the nine-month period."
    Mr. Severson continued, "Reagent disc sales this quarter increased by 29 percent. Also during this third quarter the efforts of the sales group yielded a total of 521 medical and veterinary market instrument placements, setting the stage for increased reagent disc sales in the future. The recurring nature of reagent disc sales represents the foundation of our strategic business plan, and we are gratified to be successfully executing on that plan."

    Conference Call
    Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. ET Thursday, January 29, 2004. Participants can dial 800-967-7134 or 719-457-2625 to access the conference call, or can listen via a live Internet web cast which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 719-457-0820, access code 785990, through February 2, 2004. This press release is also available prior to and after the call via Abaxis' website or the Securities Exchange Commission's website at www.sec.gov.

    About Abaxis
    ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact,
6.9 kilogram, portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. In addition to the blood chemistry analysis system, ABAXIS markets a hematology analysis system. The hematology system, the VetScan HMT, is purchased from MELET SCHLOESING Laboratories of France ("MELET") through a cross OEM agreement. MELET markets the VetScan as the MScan in certain European markets.

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform
Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company's share price, the market acceptance of the Company's products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.


                                 Abaxis, Inc.
                       Summary of Financial Information
                    (In thousands, except per share data)
                                 (Unaudited)

                            Three Months Ended         Nine Months Ended
                                December 31               December 31
                             2003          2002         2003          2002

    Net revenues           $12,280       $8,488      $34,129      $24,604

    Costs and operating expenses:
      Cost of revenues       6,155        4,391       17,016       12,763
      Selling, general
       and administrative    3,680        2,875       10,464        8,291
      Research and
       development           1,218          870        3,468        2,810
    Total costs and
     operating expenses     11,053        8,136       30,948       23,864

    Income from
     operations              1,227          352        3,181          740
    Interest and
     other income               39           48          124          168
    Interest and
     other expense             (2)         (24)         (50)        (113)
    Net income
     before income taxes     1,264          376        3,255          795
    Income tax provision        91           11          153           24
    Net Income              $1,173         $365       $3,102         $771
    Basic net income
     (loss) per share (a)    $0.06        $0.01        $0.15      $(0.02)
    Diluted net
     income (loss)
     per share (a)           $0.05        $0.01        $0.14      $(0.02)

    Weighted average number
     of common shares outstanding
     used for basic net
     income (loss)
     per share              18,957       16,799       17,678       16,576

    Weighted average number
     of common and common
     equivalent shares
     outstanding used for
     diluted net income
     (loss) per share       21,534       17,148        19,728        16,576

    (a) Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended December 31, 2003 was $1,145,000, which includes dividends of $28,000. Net income attributable to common shareholders used in the computation of diluted net income per share for the nine months ended December 31, 2003 was $2,683,000, which includes dividends of $419,000. Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended December 31, 2002 was $161,000, which includes dividends of $204,000. Net loss attributable to common shareholders used in the computation of diluted net loss per share for the nine months ended December 31, 2002 was $260,000, which includes dividends of $661,000 and a non-cash dividend charge of $370,000 related to the beneficial conversion feature contained in the Company's Series E Preferred Stock issued in April 2002.


                             Balance Sheet Data:
                         (unaudited and in thousands)

                                            December 31, 2003   March 31, 2003
    Current assets:
     Cash and cash equivalents                  $16,048             $10,430
     Trade receivables (net)                      7,690               7,482
     Inventories                                  5,441               4,982
     Prepaid expenses                               262                 667
      Total current assets                       29,441              23,561
     Property and equipment, net                  8,136               8,580
     Deposits and other assets                      869                 227
      Total assets                              $38,446             $32,368

    Current liabilities:
     Accounts payable                            $2,385              $2,084
     Dividends payable                               28                 408
     Accrued payroll and related expenses         2,404               1,811
     Other accrued liabilities                      289                 377
     Warranty reserve                               228                 123
     Deferred revenue                               268                 378
     Current portion of capital lease obligations    27                  58
     Current portion of long-term debt              467                 467
      Total current liabilities                   6,096               5,706

    Non-current liabilities:
     Capital lease obligations,
      less current portion                           22                  38
     Long-term debt, less current portion           117                 466
     Deferred rent                                  394                 321
     Deferred revenue, less current portion         392                 318
     Commission obligation, less current portion     52                  75
      Total non-current liabilities                 977               1,218

    Redeemable convertible preferred
     stock, Series E                                 --               3,176

    Shareholders' equity:
     Convertible preferred stock, Series D           --               3,143
     Common stock                                90,174              80,608
     Accumulated deficit                       (58,801)            (61,483)
      Total shareholders' equity                 31,373              22,268
      Total liabilities, convertible
       preferred stock and
       shareholders' equity                     $38,446             $32,368



   Reconciliation of Net Income to Net Income (loss) Attributable to Common
                                 Shareholders
                                (in thousands)

                              Three Months Ended        Nine Months Ended
                                 December 31               December 31
                              2003          2002         2003          2002

    Net Income              $1,173         $365       $3,102         $771
    Accrued dividends         (28)        (204)        (419)        (661)
    Accretion of value
     attributable to
     beneficial conversion
     feature                    --           --           --        (370)
    Net income (loss)
     attributable to
     common shareholders    $1,145         $161       $2,683       $(260)


                     Customer and Geographic Information
                                (in thousands)

                             Three Months Ended        Nine Months Ended
                                December 31                December 31
                             2003          2002         2003          2002

    United States          $10,433       $7,096      $29,184      $20,849
    International            1,847        1,392        4,945        3,755
    Total revenues         $12,280       $8,488      $34,129      $24,604


                       Customer and Market Information
                                (in thousands)

                            Three Months Ended         Nine Months Ended
                                December 31                December 31
                             2003           2002         2003         2002

    Medical Market          $2,080         $495       $5,294       $1,869
    Veterinary Market        9,789        7,735       27,305       21,574
    Other                      411          258        1,530        1,161
    Total revenues         $12,280       $8,488      $34,129      $24,604


SOURCE  ABAXIS, Inc.
    -0-                             01/29/2004
    /CONTACT: Clint Severson, Chief Executive Officer, of ABAXIS, Inc., +1-510-675-6500; or Retail, Joe Dorame, or Institutional/Analysts, Joe Diaz, both of RCG Capital Markets Group, +1-408-675-0400, for ABAXIS, Inc./
    /Web site:  http://www.abaxis.com /
    (ABAX)

CO:  ABAXIS, Inc.
ST:  California
IN:  CPR STW
SU:  ERN CCA